Filed Pursuant to Rule 424(b)(2)
File No. 333-160018

Pricing Supplement No. 120
Dated: June 17, 2011
(To Prospectus dated June 16, 2009 and Prospectus Supplement dated June 16, 2009)

CALCULATION OF REGISTRATION FEE
Class of securities offered	Medium-Term Senior Notes, Series D
Aggregate offering price	$600,000,000
Amount of registration fee	$69,660*

*The filing fee of $69,660 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

This Pricing Supplement consists of 4 page(s).

AMERICAN EXPRESS CREDIT CORPORATION
Medium-Term Senior Notes, Series D
Due Nine Months or More from Date of Issue

Principal Amount or Face Amount: $600,000,000

Issue Price: 100.00%1

Proceeds to Company on original issuance: $598,500,000 (before expenses)

Commission: $1,500,000 (0.25%)

Agent:
	[ ]	Banc of America Securities LLC	[ ]	J. P. Morgan Securities Inc.
	[ ]	Barclays Capital Inc.	[X]	Merrill Lynch Pierce Fenner & Smith Inc.
	[X]	BNP Paribas Securities Corp.	[ ]	RBS Securities Inc.
	[ ]	BNY Mellon Capital Markets, LLC	[X]	UBS Securities LLC
	[ ]	Citigroup Global Markets Inc.	[ ]	Utendahl Capital Partners, L.P.
	[ ]	Credit Suisse Securities (USA) LLC	[ ]	Wells Fargo Securities, LLC
	[ ]	Deutsche Bank Securities Inc.	[X]	The Williams Capital Group, L.P.
	[ ]	Goldman, Sachs & Co.	[X]	Other: CastleOak Securities, L.P. Mitsubishi UFJ Securities (USA), Inc.

[1] Plus accrued interest, if any, from June 24, 2011.

Agent	Amount

Merrill Lynch Pierce Fenner & Smith Incorporated	$270,000,000
UBS Securities LLC	270,000,000
BNP Paribas Securities Corp.	27,000,000
Mitsubishi UFJ Securities (USA), Inc.	27,000,000
CastleOak Securities, L.P.	3,000,000
The Williams Capital Group, L.P.	3,000,000

Total	$600,000,000

Agents’ capacity on original issuance:	[ ] As Agent
[X] As Principal

If as principal:

[ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
[X] The Notes are being offered at a fixed initial public offering price of 100.00% of Principal Amount or Face Amount.

Form of Note: [X] Global [ ] Definitive

Trade Date:	June 17, 2011

Original Issue Date:	June 24, 2011

Stated Maturity:	June 24, 2014

Specified Currency (if other than U.S. Dollars): N/A

Authorized Denominations (if other than as set forth in the Prospectus Supplement): Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Interest Payment Dates: Quarterly on the 24th day of each March, June, September and December; subject to adjustment in accordance with the modified following business day convention

First Interest Payment Date: September 24, 2011

Indexed Principal Note: [   ] Yes (See Attached) [X] No

Type of Interest Rate: [   ] Fixed Rate [X] Floating Rate [   ] Indexed Rate (See Attached)

Interest Rate (Fixed Rate Notes): N/A

Initial Interest Rate (Floating Rate Notes): TBD

Base Rate:	[ ] CD Rate	[ ] Commercial Paper Rate
	[ ] EURIBOR	[ ] Federal Funds Rate
	[X] LIBOR	[ ] Treasury Rate
	[ ] Prime Rate	[ ] Other (See Attached)

Calculation Agent: The Bank of New York Mellon

Computation of Interest (If other than as set forth in the Prospectus Supplement):

[ ] 30 over 360	[ ] Actual over Actual
[X] Actual over 360	[ ] Other (See Attached)

Interest Reset Dates: Quarterly on the 24th day of each March, June, September and December; subject to adjustment in accordance with the modified following business day convention

Rate Determination Dates (If other than as set forth in the Prospectus Supplement): Second London banking day prior to the applicable Interest Reset Date

Index Maturity: 90 days

Spread (+/-): +85.0 basis points

Spread Multiplier: None

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:

[ ] Yes (See Attached)	[X] No

Maximum Interest Rate: None

Minimum Interest Rate: None

Amortizing Note:     [   ] Yes (See Attached)               [X] No

Optional Redemption: [   ] Yes  [X] No

Optional Redemption Dates:	N/A
Redemption Prices:	N/A
Redemption:	[ ] In whole only and not in part
[ ] May be in whole or in part

Optional Repayment:	[ ] Yes	[X] No
Optional Repayment Dates:		N/A
Optional Repayment Prices:		N/A

Discount Note: [ ] Yes [X] No
Total Amount of OID:		N/A
Bond Yield to Call:		N/A

Yield to Maturity:                     N/A

CUSIP: 0258M0DB2

ISIN: US0258M0DB24

DESCRIPTION OF THE NOTES:
          The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated June 16, 2009 and Prospectus Supplement dated June 16, 2009, to which reference is hereby made.